EXHIBIT 99.1

Game Trading Technologies Receives Credit Facility
Increase from Bank of America, N.A.

Hunt Valley, MD – November 29, 2010 – Game Trading Technologies, Inc. (OTC BB: GMTD, “GTTI”), a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies and consumers, announced that the company and its wholly-owned subsidiary, Gamers Factory, Inc., have entered into an amended and restated credit facility with Bank of America, N.A., increasing its credit limit from $2.5 million to $5 million.

Todd Hays, CEO of GTTI stated: “We value our relationship with Bank of America and the increased credit line allows us to respond quickly and be more opportunistic in meeting the growing demand by our customers for pre-owned video game software and hardware products.”

For further details about the credit facility, please reference the company’s recently filed 8-K, which can be found at www.sec.gov or the company’s Web site at www.gtti.com.

GTTI also announced that on November 22, 2010, David Cox resigned as a director of the company for personal reasons. Hays commented: “We want to express our gratitude to David for his contribution to the company and wish him the very best in his future endeavors.”

About Game Trading Technologies
Founded in 2003 and headquartered in Hunt Valley, MD, Game Trading Technologies, Inc. (GTTI) is a leading video game trading services provider focused on valuation, procurement, refurbishment, and redistribution of pre-owned video games. GTTI offers unique services, supported by innovative technologies to an array of national firms, allowing them to better serve customers who want to trade their games for store credit or purchase pre-owned games. The foundation of most of these relationships is GTTI’s proprietary game trading database, which updates values on more than 10,000 video games and consoles on a daily basis according to market conditions. The company’s shares are traded on the OTCBB under the symbol ‘GMTD’. For further information, please visit www.gtti.com or call (877) 631-GAME (4263).

Forward Looking Statements
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Game Trading Technologies’ current expectations about its future results, performance, prospects and opportunities. Game Trading Technologies has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope” or similar expressions. These forward-looking statements are based on information currently available to Game Trading Technologies and are subject to a number of risks, uncertainties and other factors that could cause Game Trading Technologies’ actual results, performance, prospects or opportunities during the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Game Trading Technologies’ current report on Form 8-K, which may be found at www.sec.gov or as may be described from time to time in Game Trading Technologies’ subsequent SEC filings.

Company Contact
Game Trading Technologies, Inc.
Jody Janson
Tel: (877) 631-GAME (4263)
Email: jody@gtti.com

Investor Relation Contact
Matt Glover or Scott Liolios
Liolios Group, Inc.
Tel: (949) 574-3860
Email: info@liolios.com